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EXHIBIT 16.1

[Letterhead of Crouch, Bierwolf & Chisholm]

December 6, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re: USA Broadband, Inc.

Ladies and Gentlemen:

    We have read Item 4 of Form 8-K dated December 6, 2001 of USA Broadband, Inc. f/k/a Optika Investment Company Inc. (the "Company") regarding the Company's recent change in auditors. We agree with the statements made with regard to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Crouch, Bierwolf & Chisholm
/s/ Richard G. Clegg
Richard G. Clegg

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EXHIBIT 16.1